Exhibit 10

SEPARATION AGREEMENT

This Separation Agreement (or “Agreement”) is entered into by and between John F. McGrath, Jr. (“Executive”) and Network Equipment Technologies, Inc. (which, with its subsidiaries and affiliates including NET Federal, Inc., collectively are called in the singular “NET”).

1.

Last Day of Work.  Executive was employed by NET as Vice President and Chief Financial Officer until November 6, 2009, when Executive’s employment terminated by mutual agreement (the “Termination Date”).

2.

Final Regular Pay.  Regardless of whether Executive accepts this Agreement, Executive has been or will be:

a.

paid all earned salary and accrued and unused vacation owed through the Termination Date;

b.

eligible to continue Executive’s health insurance pursuant to COBRA; and

c.

eligible to exercise Executive’s stock options that have vested by the Termination Date, subject to the agreement and plan concerning such options, including the time limits for exercise (generally, three months after the Termination Date, except as modified herein).

3.

Separation Payments and Benefits.  In consideration of Executive’s acceptance of this Agreement and compliance with the promises made herein, including the covenants set forth in section 4 below, NET will provide Executive with the following monies and benefits to which he otherwise would not be entitled:

a.

the following “Separation Payments”:  an aggregate amount equal to $410,000, paid in regular increments over eighteen months (the “Separation Payments Period”) on the same dates as NET’s regularly scheduled payroll dates, less applicable payroll tax withholdings and deductions, provided that no such payments will be due before the first payroll date after this Agreement’s Effective Date as defined in section 14 below;

b.

the following “Separation Benefits”:

(1)

payment of Executive’s premiums for COBRA benefits through eighteen (18) months after the Termination Date, provided that Executive first signs and returns a COBRA enrollment form, which will be sent to Executive’s home address within three (3) weeks of the Termination Date, and Executive remains eligible to receive and does not cease Executive’s COBRA benefits; and

(2)

continued exercisability by Executive for two years after the Termination Date, of all of Executive’s NET stock options that have vested as of the Termination Date.

4.

Executive’s Covenants During the Separation Payments Period.  During the Separation Payments Period, Executive

a.

will respond timely to all reasonable requests by NET for information and advice concerning Executive’s former job duties, including but not limited to revenue-recognition issues; and

b.

will not:

(1)

in any way disrupt or wrongfully interfere with NET’s business or its relationship with its employees, customers, resellers, distributors or other entities with whom NET has a business relationship (collectively, “Business Partners”);

(2)

solicit the services of any person who is then in the employ of NET;

(3)

participate in any discussion with any stockholder of NET regarding, in whole or in part, any topic directly or indirectly involving NET; nor

(4)

take any action that might deteriorate NET’s business position with regards to its Business Partners or the reputation of NET, its management, or its products.

In the event of a breach of any of these covenants, all of which are material terms of this Agreement, the resulting damage caused to NET would be too difficult or impractical to calculate.  Accordingly, in the event of a breach, (i) all Separation Payments and Separation Benefits will cease (including the continued exercisability of NET stock options) and NET will be relieved of the obligation to make or provide any future Separation Payment or Separation Benefit to Executive and (ii) to the extent that any Separation Payment already has been made, Executive will return such payment to NET as liquidated damages and not by way of penalty.  In addition, NET will be entitled to obtain any other legal or equitable remedies from Executive’s breach.

5.

Responsibility for Taxes.  Executive is solely responsible for all tax obligations and payments that may arise from this Agreement, and will indemnify NET against any claim or liability therefor.

6.

Release of Claims.

a.

For and in consideration of NET’S acceptance of this Agreement and performance of its obligations under it, including the obligation to make and provide the Separation Payments and the Separation Benefits, and on behalf of Executive and Executive’s representatives, heirs, executors, successors, administrators, and assignees, and each of them, Executive hereby completely releases and forever discharges NET from all claims, rights, demands, actions, obligations, liabilities, debts and causes of action of any and every kind, nature and character whatsoever, known or unknown, that Executive now may have or ever has had against NET and its parents, affiliates, subsidiaries, directors, officers, employees, agents, successors, assigns, insurers, and attorneys (the “Released Claims”).  The Released Claims include, and are not limited to, all claims arising from or in any way connected with Executive’s employment by NET or the termination of that employment; all claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. sections 1981 through 1988, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Occupational Safety and Health Act, the California Fair Employment and Housing Act, any other federal, state or local law, and the common law of contract and tort; and any claim for costs and attorneys’ fees.

b.

Released Claims, however, do not include:

(1)

claims for already-vested benefits under NET employee-benefit plans;

(2)

claims for workers’ compensation benefits or unemployment insurance benefits;

(3)

claims for indemnity or contribution that Executive has or could assert under any applicable statute or provision of NET’s articles of incorporation or corporate by-laws; or

(4)

claims that cannot be waived by private agreement without governmental or judicial supervision.

c.

Executive’s release of claims set forth above is intended to release all Released Claims, whether or not known by Executive.  Executive therefore waives the protection of California Civil Code section 1542 or any analogous law.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.

No Initiation of Action.  Executive will not initiate or cause to be initiated against NET any compliance review, suit, action, investigation, or proceeding of any kind, or participate in same, individually or as a representative or member of a class, whether under any contract (express or implied) or otherwise, or under any law or regulation, whether federal, state, or local, pertaining in any way to any Released Claim, unless notwithstanding this Agreement Executive otherwise is required or permitted to do so by law.

8.

Non-disparagement.  Executive will not disparage NET or its products, services, Board of Directors, Executive Officers or personnel.  NET’s Board of Directors and its Executive Officers will not disparage Executive.

9.

Confidentiality of this Agreement.  Executive will maintain in strict confidence both the fact and terms of this Agreement and the Separation Payments and Benefits that Executive will receive under it, and will not disclose that information to any other person or entity (other than Executive’s spouse and/or, for purposes of professional advice, Executive’s attorney and/or accountant); provided that Executive may disclose such information to the extent that (i) notwithstanding this Agreement, Executive is required or permitted to do so by law or (ii) NET makes a public disclosure of such information.  In the event of a breach of this promise of confidentiality, which is a material term of this Agreement, the resulting damage caused to NET would be too difficult or impractical to calculate.  Accordingly, in the event of a breach, (i) NET will be relieved of the obligation to make or provide any future Separation Payment or Separation Benefit to Executive and (ii) to the extent that any Separation Payment already has been made, Executive will return such payment to NET as liquidated damages and not by way of penalty.  In addition, NET will be entitled to obtain any other legal or equitable remedies from Executive’s breach.

10.

Return of Records and Property.  Executive represents and warrants that Executive does not have in Executive’s possession, and has not failed to return to NET, (i) any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of the foregoing, or other documents or material; or (ii) any equipment or other property belonging to NET or any of its subsidiaries or employees except the following:

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

Executive will provide make, model, serial number and NET asset tag number for any equipment described above within two (2) weeks of Executive’s execution of this Agreement. The above-identified items will be returned as follows:

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

11.

Proprietary Information Agreement.  Executive represents and warrants that Executive has complied with and will continue to comply with all terms of the NET Employee Proprietary or Confidential Information and Inventions Agreement, including, without limitation, refraining from soliciting NET employees; reporting to NET any inventions (as defined therein) conceived or made by Executive; and preserving as confidential all trade secrets, confidential information, knowledge, data or other confidential information relating to products, processes, know-how, designs, formulas, test data, customer lists, customer information, employees, the abilities of employees or other confidential subject matter pertaining to any business of NET or any of its clients, customers, licensees or affiliates.

12.

Nonadmission.  NET’s execution of this Agreement and making and providing the Separation Payments and Benefits under it to Executive will not be deemed or construed at any time or for any purpose as an admission of liability or wrongdoing by NET, all of which is expressly denied by NET.  Each of the releases, waivers, covenants, and other provisions of this Agreement are material inducements to NET for entering into this Agreement and the breach of any of them will entitle NET to obtain all legal and equitable remedies.

13.

Cooperation in Investigation or Litigation.  Executive will fully cooperate in and provide truthful information in response to any internal NET or external investigations or litigation concerning or relating to NET or any of NET'S or Executive’s activities during the time that Executive was employed by or serving as a consultant to NET.  Executive will promptly inform NET of any formal or informal requests for information or cooperation that may concern or relate to NET’S interests in connection with any such investigation or litigation.

14.

Right of Review and Revocation; Effective Date.  Executive acknowledges that Executive has been given 21 days to review this Agreement.  Executive is advised to consult an attorney about this Agreement.  Executive further acknowledges that Executive understands the terms and effect of this Agreement; and that Executive enters into it knowingly and voluntarily.  Executive further acknowledges that once Executive signs this Agreement, Executive will have an additional seven days in which to revoke Executive’s acceptance of this Agreement.  Any revocation within this period must be submitted in writing to NET’S Vice President of Human Resources and state, “I hereby revoke my acceptance of the Separation Agreement.”  The revocation must be personally delivered or mailed within seven days after Executive signs this Agreement to:

Caroline E. Strickler
Vice President-Human Resources

Network Equipment Technologies, Inc.

6900 Paseo Padre Parkway

Fremont, California  94555-3660

If Executive does not timely revoke Executive’s acceptance of this Agreement, then the eighth day after Executive signs this Agreement will be its Effective Date.

15.

Miscellaneous.

a.

This Agreement is the final embodiment of the agreement between Executive and NET concerning its subject matter and supersedes all prior and contemporaneous related agreements, understandings and representations.

b.

Other than to the extent that federal law governs, this Agreement will be construed and enforced in accordance with and governed by the laws of the State of California.

c.

Should any part, term, or provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions will not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Agreement, except that should the release of claims set forth in section 6 be ruled illegal or invalid, NET will be entitled to recover from Executive any payments made and the value of any benefits provided under this Agreement, including the Separation Payments and Benefits.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Separation Agreement.

JOHN F. MCGRATH, JR.		NETWORK EQUIPMENT TECHNOLOGIES, INC.
____________________________________		By:	_____________________________
		Title:	_____________________________
Date:	_____________________________	Date:	_____________________________